Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333–170097) and related prospectus of MFA Financial, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, debt securities, rights and units and to the incorporation by reference therein of our report dated February 14, 2011 with respect to the consolidated financial statements of MFA Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
March 30, 2012